Exhibit 99.1
FOR IMMEDIATE RELEASE

ADAMS RESOURCES & ENERGY, INC. ANNOUNCES
RESULTS FOR FIRST QUARTER 2019

Houston, Texas (Wednesday, May 8, 2019) -- Adams Resources & Energy, Inc. (NYSE AMERICAN: AE) (“Adams” or the “Company”) today announced its financial results for the three months ended March 31, 2019.

The Company reported net earnings of $4.9 million, or $1.16 per common share, on revenues of $445.2 million for the first quarter of 2019, compared to net earnings of $1.1 million, or $0.27 per common share, on revenues of $387.3 million for the first quarter of 2018. On an adjusted basis, net earnings were $1.0 million, or $0.23 per common share, for the first quarter of 2019, compared to net earnings of $0.7 million, or $0.16 per common share, for the first quarter of 2018.

Adjusted net (losses) earnings, adjusted (losses) earnings per common share and adjusted cash flow are non-generally accepted accounting principle (“non-GAAP”) financial measures that are defined and reconciled in the financial tables below.

First Quarter 2019 Highlights:

•Gross revenues were approximately $445.2 million for the first quarter of 2019 compared to $387.3 million for the first quarter of 2018
•Our crude oil marketing subsidiary, GulfMark Energy, Inc., marketed approximately 113,279 per day (“bpd”) of crude oil during the first quarter of 2019, compared to 65,194 bpd of crude oil during the first quarter of 2018
•Cash and cash equivalents increased by approximately 12 percent from December 31, 2018 of $117.1 million to approximately $130.9 million at March 31, 2019
•$55.4 million of undrawn capacity under our letter of credit facility at March 31, 2019
•Adjusted cash flow of $4.9 million for the first quarter of 2019 compared to $3.3 million for the first quarter of 2018
•Approximately 452,874 barrels of crude oil inventory at March 31, 2019 compared to 415,523 barrels at December 31, 2018
•No short or long term debt as of March 31, 2019

“During the first quarter of 2019, our Service Transport business unit continued to generate improved financial and operating results as our revenue per mile increased 13 percent from the first quarter of 2018, but decreased 3 percent from the fourth quarter of 2018,” said Townes G. Pressler, Executive Chairman. “As customer demand continues to be strong in this segment, improved trucking rates allow improved hiring and retention of skilled drivers as we continue to provide dependable superior service to our customers at Service Transport. We are continuing on schedule with improving the age of our fleet, with the purchase of 40 new tractors during the first quarter of 2019 and commitments to purchase an additional 42 tractors and 73 trailers during 2019.”

“At our GulfMark business unit, crude oil marketing volumes for the first quarter of 2019 increased 2 percent from the fourth quarter of 2018 and increased 74 percent from the first quarter of 2018, primarily as a result of the acquisition of a crude oil gathering operation during October 2018, coupled with increased production in our market areas. We have seen some increase in marketing margins as a result of improved marketing conditions.”

“During the remainder of 2019, we will remain focused on safety first and remaining in the top tier for all safety statistics. We will be introducing efficiencies in our crude oil marketing division, integrating our crude oil gathering company acquisition into our business, replacing aging tractors and right sizing our tractor and trailer fleets in both business units, and improving company-wide driver recruitment and retention, and increasing our driver count. We will continue to explore synergic growth opportunities in our core businesses, both organically and in the open market,” continued Pressler.

Capital Investments

During the first quarter of 2019, the Company spent approximately $8.4 million of capital and paid dividends of $0.9 million ($0.22 per common share). The majority of the capital costs relate to the purchase of tractors in our Service Transport subsidiary.

Use of Non-GAAP Financial Measures
This press release and accompanying schedules includes the non-GAAP financial measures of adjusted cash flow, adjusted net (losses) earnings and adjusted (losses) earnings per common share. The accompanying schedules provide definitions of these non-GAAP financial measures and reconciliations to their most directly comparable financial measures calculated and presented in accordance with GAAP. Company management uses these measurements as aids in monitoring the Company’s ongoing financial performance from quarter to quarter and year to year on a regular basis and for benchmarking against peer companies. Our non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flow provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. Our non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as we do.

Adams Resources & Energy, Inc. is primarily engaged in the business of crude oil marketing, transportation and storage, tank truck transportation of liquid chemicals and dry bulk through its two subsidiaries, GulfMark Energy, Inc. and Service Transport Company, respectively. For more information, visit www.adamsresources.com.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as “anticipate,” “intend,” “plan,” “project,” “estimate,” “continue,” “potential,” “should,” “could,” “may,” “will,” “objective,” “guidance,” “outlook,” “effort,” “expect,” “believe,” “predict,” “budget,” “projection,” “goal,” “forecast,” “target” or similar words. Statements may be forward looking even in the absence of these particular words. Where, in any forward-looking statement, the Company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. Unless legally required, Adams undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact: Tracy E. Ohmart
EVP, Chief Financial Officer
tohmart@adamsresources.com
(713) 881-3609

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2019	2018
Revenues:
Marketing	$429,761	$373,638
Transportation	15,407	13,618
Total revenues	445,168	387,256

Costs and expenses:
Marketing	420,541	369,183
Transportation	13,101	12,301
General and administrative	2,684	2,283
Depreciation and amortization	3,589	2,412
Total costs and expenses	439,915	386,179

Operating earnings	5,253	1,077

Other income (expense):
Gain on dissolution of investment	498	—
Interest income	656	387
Interest expense	(65)	(19)
Total other income (expense), net	1,089	368

Earnings before income taxes	6,342	1,445
Income tax provision	(1,434)	(307)

Net earnings	$4,908	$1,138

Earnings per share:
Basic net earnings per common share	$1.16	$0.27
Diluted net earnings per common share	$1.16	$0.27

Dividends per common share	$0.22	$0.22

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	March 31,	December 31,
	2019	2018
ASSETS
Current assets:
Cash and cash equivalents	$130,893	$117,066
Accounts receivable, net of allowance for doubtful accounts	88,095	85,197
Accounts receivable – related party	—	425
Inventory	29,237	22,779
Derivative assets	274	162
Income tax receivable	1,978	2,404
Prepayments and other current assets	1,609	1,557
Total current assets	252,086	229,590

Property and equipment, net	48,917	44,623
Operating lease right-of-use assets	10,681	—
Cash deposits and other assets	2,951	4,657
Total assets	$314,635	$278,870

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$133,325	$116,068
Accounts payable – related party	6	29
Derivative liabilities	270	139
Current portion of finance lease obligations	1,002	883
Current portion of operating lease liabilities	2,160	—
Other current liabilities	8,580	6,148
Total current liabilities	145,343	123,267
Other long-term liabilities:
Asset retirement obligations	1,538	1,525
Finance lease obligations	3,428	3,209
Operating lease liabilities	8,523	—
Deferred taxes and other liabilities	5,104	4,271
Total liabilities	163,936	132,272

Commitments and contingencies

Shareholders’ equity	150,699	146,598
Total liabilities and shareholders’ equity	$314,635	$278,870

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended
	March 31,
	2019	2018
Operating activities:
Net earnings	$4,908	$1,138
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	3,589	2,412
Gains on sales of property	(178)	(26)
Provision for doubtful accounts	(32)	—
Stock-based compensation expense	123	—
Deferred income taxes	834	(709)
Net change in fair value contracts	19	(2)
Gain on dissolution of AREC	(498)	—
Changes in assets and liabilities:
Accounts receivable	(2,866)	4,200
Accounts receivable/payable, affiliates	(23)	—
Inventories	(6,458)	(7,075)
Income tax receivable	426	880
Prepayments and other current assets	(52)	153
Accounts payable	17,914	1,377
Accrued liabilities	2,432	851
Other	878	86
Net cash provided by operating activities	21,016	3,285

Investing activities:
Property and equipment additions	(8,351)	(866)
Proceeds from property sales	543	132
Proceeds from dissolution of AREC	923	—
Insurance and state collateral refunds	842	603
Net cash used in investing activities	(6,043)	(131)

Financing activities:
Principal repayments of finance lease obligations	(218)	(83)
Dividends paid on common stock	(928)	(928)
Net cash used in financing activities	(1,146)	(1,011)

Increase in cash and cash equivalents	13,827	2,143
Cash and cash equivalents at beginning of period	117,066	109,393
Cash and cash equivalents at end of period	$130,893	$111,536

ADAMS RESOURCES & ENERGY, INC. AND SUBSIDIARIES
NON-GAAP RECONCILIATIONS
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2019	2018
Reconciliation of Adjusted Cash Flow to Net Earnings:
Net earnings	$4,908	$1,138
Add (subtract):
Income tax provision	1,434	307
Depreciation and amortization	3,589	2,412
Gains on sales of property	(178)	(26)
Gain on dissolution of AREC	(498)	—
Stock-based compensation expense	123	—
Inventory liquidation gains	(4,462)	(552)
Net change in fair value contracts	19	(2)
Adjusted cash flow	$4,935	$3,277

	Three Months Ended
	March 31,
	2019	2018
Adjusted net earnings and earnings per common share (Non-GAAP):
Net earnings	$4,908	$1,138
Add (subtract):
Gain on dissolution of AREC	(498)	—
Gains on sales of property	(178)	(26)
Stock-based compensation expense	123	—
Net change in fair value of contracts	19	(2)
Inventory liquidation gains	(4,462)	(552)
Tax effect of adjustments to earnings	1,049	122
Adjusted net earnings	$961	$680

Adjusted earnings per common share	$0.23	$0.16